Prospectus Supplement No. 1 To Prospectus Supplement dated September 16, 2008 To Prospectus dated April 14, 2006

Filed pursuant to Rule 424(b)(3)

The 7,195,249 shares of Class A common stock

covered by this prospectus supplement are part

of the 7,250,000 shares of Class A common

stock covered by the prospectus supplement

filed on September 16, 2008. The filing fee calculated in

accordance with Rule 457(r) under the Securities Act of

1933 was previously transmitted to the SEC in connection

with the prospectus supplement filed on September 16, 2008

to the registration statement (File No. 333-133303).

7,195,249 Shares

SBA Communications Corporation

Class A Common Stock

This Prospectus Supplement No. 1 adds to or supersedes similar information contained in that certain Prospectus Supplement, dated September 16, 2008, as amended and supplemented from time to time. This Prospectus Supplement No. 1 relates to the offer and sale of up to 7,195,249 shares of our Class A common stock by the selling shareholders named in the Prospectus Supplement, as amended and supplemented by this Prospectus Supplement No. 1. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with the Prospectus Supplement and Prospectus, including any amendments or supplements thereto.

The table of selling security holders contained in the Prospectus Supplement under the caption “The Selling Shareholders” is modified by amending the security holdings of certain selling security holders previously named.

The date of this Prospectus Supplement No. 1 is September 23, 2008

The table assumes that the selling shareholders sell as many shares as they can under this prospectus supplement.

Selling Shareholders	Class A Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Class A Common Stock to be Sold Under the Offering	Shares of Class A Common Stock Beneficially Owned After the Offering
			Number	Percent
Citigroup Global Markets Inc. (2) (3)	595,786	595,786	0	0%
Citigroup Financial Products Inc. (3)	1,935,801	75,773	1,264,242	1.2%

(1)

We have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by the selling shareholders and the percentage ownership of the selling shareholders, we included any shares as to which the selling shareholders have sole or shared voting power or investment power, as well as any shares of our Class A common stock subject to options, warrants or other derivative securities held by that selling shareholder that are currently exercisable or exercisable within 60 days. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Under the rules of the SEC, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)

The amounts represent those amounts previously issued to Citigroup Financial Products Inc. who has transferred its interests in the referenced shares to Citigroup Global Markets Inc., its wholly-owned subsidiary.

(3)

Citigroup Global Markets Inc. (“CGM”) and Citigroup Financial Products Inc. (“CFP”) are wholly-owned subsidiaries of Citigroup Inc. (“Citi”), a publicly-traded company and therefore Citi may be deemed to be the indirect beneficial owner with shared voting power and investment power of the common shares owned by CGM and CFP. Citi may be deemed to beneficially own 3,845,564 shares of SBA Common Stock, as of June 30, 2008, with shared voting and investment power of the shares owned by CGM and CFP and other affiliates of Citi. The business address of CGM and CFP is 388 Greenwich St., New York, NY 10013.